Exhibit 99.1
Omni Bio Pharmaceutical Realigns Management
Appoints Dr. James Crapo as CEO; Dr. Charles Dinarello as Chief Scientific Officer and
Chief Medical Director
Denver, CO February 24, 2011 (PR Newswire) (OTCBB: OMBP): Omni Bio Pharmaceutical, Inc (“Omni Bio”) today announced that effective March 1, 2011, Dr. James Crapo will become its Chief Executive Officer. The board of directors of the Company anticipates appointing Dr. Crapo as a director in the near term. Dr. Charles Dinarello, who has served as Omni Bio’s acting Chief Executive Officer since its inception in March 2009, will become Omni’s Chief Scientific Officer and Chief Medical Director. Dr. Dinarello will oversee Omni Bio’s plan to expand its activities in filing for new IND’s (“Investigational New Drug Application”) for human clinical trials in additional immunological and infectious disease classifications. Dr. Crapo commented, “The science being developed by Omni Bio regarding new clinical indications for Alpha-1 antitrypsin (“AAT”) is extremely exciting and I believe that it promises to be a major advance in the prevention and control of multiple human diseases. It will be a privilege to help move this field of work as rapidly as possible into approved clinical applications.”
Dr. Crapo has served on Omni Bio’s Scientific Advisory Board since March 2009. He is currently a Professor at National Jewish Medical and Research Center and served as its Executive Vice President of Academic Affairs and Chairman of Medicine from June 1996 to 2004. His prior business experience includes serving as CEO of Aeolus Pharmaceuticals, Inc. (OTCBB: AOLS) in 2004. Aeolus is focused on developing a new class of metalloporphyrins for use as catalytic antioxidants. He currently serves on the Board of Lifevantage Corporation (OTCBB: LFVN), a maker of science-based solutions to oxidative stress. He was the first scientist to extend Dr. Irwin Fridovich’s and Dr. Joe McCord’s original discovery of superoxide dismutase, a natural antioxidant referred to as “SOD,” to mammalian models of disease. Prior to joining National Jewish, Dr. Crapo spent over 15 years as the Chief of the Pulmonary and Critical Care Medicine Division at Duke University Medical Center.
“We are pleased to have Dr. Crapo join our management team at a significant time in Omni Bio’s development,” stated Vicki Barone, Chairperson of Omni Bio’s Board of Directors. “James brings a world-renowned medical reputation and hands-on strategic business experience that Omni Bio requires going forward. We continue to be deeply indebted to Dr. Dinarello for the precious time that he has dedicated to Omni Bio both on the business and scientific fronts over the past two years as CEO. We look forward to Charles continuing the furtherance of the Company’s science and clinical trial opportunities in his new capacity as Chief Scientific Officer and Chief Medical Director.”
Edward Larkin, Omni Bio’s Chief Operating Officer, commented, “As Omni Bio’s first CEO, Dr. Dinarello’s contributions have been enormous. Under his leadership, Omni Bio’s intellectual property has become more focused on immunological diseases, which directly led to our ability to conduct our current human clinical trial in Type 1 diabetes. This clinical trial is progressing favorably in its early stage, in large part due to Dr. Dinarello’s efforts in forging a strategic relationship with one of the four manufacturers of the trial drug, AAT, to supply AAT to Omni Bio at no cost for use in the trial. We also are in discussions with the Barbara Davis Center for Childhood Diabetes related to expanding the Type 1 diabetes clinical trial to 50 patients, contingent upon our raising additional capital. The expansion of the trial could involve our including an additional center for patient enrollment, and potentially initiating double blind enrollment for the new patient enrollments going forward.”
Over the course of the past two years, Dr. Dinarello has become one of the most honored researchers in the field of medicine having been awarded the 2009 Crafoord Prize by the Swedish Royal Academy of Sciences, the 2009 Albany Medical School Prize (the United States largest prize in medicine), the 2010 Paul Ehrlich Prize (Germany) and the 2010 Novartis Prize in Immunology. Because of this extensive recognition for his contributions to the field of cytokine biology, Dr. Dinarello has become a very sought after speaker both domestically and internationally, and he has leveraged his relationships to the substantial benefit of Omni Bio.
Mr. Larkin further added, “Dr. Dinarello has generated significant interest in other immunological disease opinion leaders in determining the potential use of AAT as a potential therapy for additional immunological disease classifications. As a result of his efforts and key relationships with investigators at well-known academic and research institutions, we are currently in discussions with a number of institutions on pursuing human clinical trials in other disease classifications. We expect to provide further clarification on these prospective trials if preliminary commitments from the trial institutions are obtained.”

About Omni Bio Pharmaceutical, Inc.
Omni Bio Pharmaceutical, Inc. (www.omnibiopharma.com) is an emerging biopharmaceutical company formed to acquire, license, and develop existing therapies for indications with substantial commercialization potential. Omni Bio’s core technology and pipeline are based on issued and pending patents licensed from the University of Colorado Denver (“UCD”) and a privately held corporation surrounding the broader therapeutic potential of currently marketed therapies. One of Omni Bio’s lead development programs is evaluating an FDA-approved, off-patent drug, AAT, for the treatment of Type 1 diabetes. Novel discoveries made at UCD indicate that AAT has the potential to address a variety of indications in the areas of bacterial and viral disorders, biohazards, diabetes and transplant rejection. For additional information, please visit www.omnibiopharma.com.
Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events, including clinical trials. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Omni Bio Pharmaceutical, Inc.	Hayden IR
Edward C. Larkin, Chief Operating Officer	Brett Maas, Managing Partner
(720) 488-4708	(646) 536-7331
Email: brett@haydenir.com - or -
Cameron Donahue, Partner
(651) 653-1854
Email: cameron@haydenir.com